UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2022

REVOLUTION MEDICINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39219	47-2029180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

700 Saginaw Drive
Redwood City, California 94063
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 481-6801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RVMD	The Nasdaq Global Select Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following approval from the Compensation Committee of the Board of Directors of Revolution Medicines, Inc. (the “Company”) on June 8, 2022, the Company entered into an amendment (the “Goldsmith Amendment”) on June 10, 2022 to that certain employment agreement, dated December 18, 2019 between the Company and Mark Goldsmith, M.D., Ph.D., the Company’s President and Chief Executive Officer (the “Goldsmith Employment Agreement”) to increase the severance payable to Dr. Goldsmith. Under the Goldsmith Amendment, if Dr. Goldsmith is terminated without Cause or resigns for Good Reason (each, as defined in the Goldsmith Employment Agreement), in each case, during the period commencing three months prior to and ending 18 months following a change in control, the amount Dr. Goldsmith will be eligible to receive as a lump sum cash payment increased from 1.5x to 2x the sum of Dr. Goldsmith’s annual base salary and target annual bonus.

The foregoing description of the Goldsmith Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Goldsmith Amendment, which is incorporated herein by reference. A copy of the Goldsmith Amendment is filed with this report as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	First Amendment to Employment Agreement dated June 10, 2022 by and between Revolution Medicines, Inc. and Mark Goldsmith, M.D., Ph.D.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVOLUTION MEDICINES, INC.

Date: June 10, 2022	By:	/s/ Margaret Horn
Margaret Horn, J.D. Chief Operating Officer and General Counsel